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                                                                     Exhibit 5.1


                                                     October 15, 1999

Camden National Corporation
2 Elm Street
Camden, Maine 04843

Ladies and Gentlemen:

          This opinion is furnished in my capacity as general counsel to Camden National Corporation, a Maine corporation (the "Company"), in connection with the registration, pursuant to the Securities Act of 1933 (the "Securities Act"), of 125,000 shares (the "Shares") of common stock, no par value of the Company.

          In connection with rendering this opinion, I have examined the Articles of Organization and the Bylaws of the Company, both as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as I considered necessary for the purposes of this opinion.

          I am an attorney admitted to practice in the State of Maine. I express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Maine.

          Based upon the foregoing, I am of the opinion that the Shares are duly authorized, legally issued, fully paid and nonassessable by the Company under the Maine Business Corporation Law.

          The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of my name under the caption "Legal Matters" in the Prospectus.

                                       Very truly yours,


                                       Rendle A. Jones, Esq.